UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2019

SP PLUS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601‑7702
(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

This report amends the current report on Form 8-K of SP Plus Corporation (the “Company”) filed with the Securities and Exchange Commission on August 28, 2019 (the “Original Filing”) to provide certain information regarding the Employment Agreement of Kristopher H. Roy, Chief Financial Officer of the Company, which was unavailable at the time of the Original Filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced by the Company on August 28, 2019, Kristopher H. Roy became the Chief Financial Officer of the Company effective as of September 1, 2019.

On September 23, 2019, with retroactive effect to September 1, 2019, the Company entered into an employment agreement with Mr. Roy (the “Employment Agreement”). The Employment Agreement has a one year term and automatically renews for one year periods unless either party provides notice of its intention not to renew the Employment Agreement at least 90 days prior to the expiration of the then-current term. The Employment Agreement provides Mr. Roy with the following compensation and benefits:

•	annual base salary of $350,000, subject to review annually in accordance with the Company’s policies and practices then in effect;

•
participation in the annual bonus program maintained by the Company for senior executives, with a target bonus amount equal to $150,000, which will be prorated for 2019 based on the number of full months Mr. Roy served as the Chief Financial Officer;

•	participation in the Company’s equity plan on a similar basis to the Company’s other senior executives; and

•	participation in compensation and other benefits programs generally available to executive officers of the Company.

In the event that Mr. Roy’s employment with the Company is terminated by the Company other than for Cause or if Mr. Roy terminates his employment with the Company for Good Reason (each as defined in the Employment Agreement), Mr. Roy will receive payments of his base salary and target annual bonus in effect at the time of termination for a period of 12 months. In addition, Mr. Roy will receive health insurance coverage during this period on terms no less favorable than those that were in effect prior to his termination.

In the event that Mr. Roy’s employment with the Company is terminated as a result of his death, Mr. Roy will receive his base salary through the end of the calendar month in which the death occurs, plus any earned and unpaid bonus. If Mr. Roy’s employment is terminated as a result of his disability, Mr. Roy will receive any earned and unpaid bonus.

In the event Mr. Roy’s employment is terminated by the Company for Cause or if Mr. Roy voluntarily terminates his employment with the Company, Mr. Roy will receive an amount equal to one-twenty-fourth of his annual base pay then in effect along with any earned and unpaid annual bonus.

The Employment Agreement also provides that Mr. Roy may not disclose or use any confidential information of the Company during or after the term of the Employment Agreement. During his employment with the Company and for a period of twelve months following his termination, Mr. Roy is precluded from engaging or assisting in any business that is in competition with the Company and from soliciting any Company client, customer, business referral source, officer, employee or representative.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the attached Employment Agreement.

Item 9.01    Financial Statements and Exhibits

(d)    The following exhibits are furnished as part of this report.

Description
10.1    Amended and Restated Executive Employment Agreement between SP Plus Corporation and Kristopher H. Roy dated as of September 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP PLUS CORPORATION (Registrant)

Date: September 27, 2019	By: /s/ Ritu Vig
Ritu Vig Chief Legal Officer and Secretary